Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of The Money Market Obligations Trust

In planning and performing our audits of the financial statements of Automated
Government Cash Reserves, Automated Treasury
Cash Reserves, and U.S. Treasury Cash
Reserves (the "Funds") (three of the portfolios constituting Money Market Obligations
Trust) for the year ended April 30, 2006, in accordance with the standards of the Public
Company Accounting Oversight Board (United
States), we considered their internal
control over financial reporting, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the internal controls over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S.
generally accepted accounting principles.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

A control deficiency exists when the design or
 operation of a control does not allow
management or employees, in the normal course of
 performing their assigned functions,
to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company
Accounting Oversight Board (United States). A
 material weakness is a condition in
which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may
occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of
 April 30, 2006.

This report is intended solely for the information
 and use of management and the Board
of Trustees of Automated Government Cash Reserves,
 Automated Treasury Cash
Reserves, and U.S. Treasury Cash Reserves, and the
Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP
Boston, Massachusetts
June 9, 2006